UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 16, 2019

ALPINE IMMUNE SCIENCES, INC.
(Exact name of registrant as specified in its Charter)

Delaware	001-37449	20-8969493
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Elliott Avenue West, Suite 230 Seattle, WA 98119
(Address of principal executive offices)
Registrant’s telephone number including area code: (206) 788-4545
(Former name or former address, if changed since last report)

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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On April 18, 2019, Alpine Immune Sciences, Inc. (the “Company”) announced via press release that the Company’s board of directors (the “Board”) appointed Stanford Peng, M.D., Ph.D., as President and Head of Research and Development of the Company, effective April 16, 2019. Concurrently with Dr. Peng’s appointment, the Board removed Dr. Mark Litton from the positions of President and Chief Operating Officer, effective April 16, 2019.
Dr. Peng, age 48, has served as the Company’s executive vice president of research and development and chief medical officer since the completion of the merger of Nivalis Therapeutics, Inc. and Alpine Immune Sciences, Inc. (“Private Alpine”) in July 2017, as Private Alpine’s chief medical officer from September 2016 to February 2017, and as Private Alpine’s executive vice president of research and development and chief medical officer since February 2017. Prior to joining Private Alpine, Dr. Peng was chief medical officer and head of clinical development at Stemcentrx, providing strategic oversight of the company’s clinical and translational programs from 2015 to 2016. Previously, Dr. Peng was executive medical director at Seattle Genetics where he developed multiple programs for antibody-drug conjugates from 2014 to 2015. Earlier in his career, he directed translational research and auto-immune related clinical trials as head of the Rheumatology Clinical Research Unit at the Benaroya Research Institute from 2009 to 2014 and served as senior director, clinical research and exploratory development at Roche from 2005 to 2008. Between 2009 and 2014, Dr. Peng also served as member physician at Virginia Mason Medical Center. Dr. Peng served as an assistant professor at the Washington University School of Medicine from 2002 to 2005. From 2008 to 2009, Dr. Peng served as senior director at ARYx Therapeutics, Inc. (Nasdaq: ARYX). Dr. Peng received an M.D. and Ph.D. in biology from the Yale University School of Medicine and a B.A. in music and B.S. in biological sciences from Stanford University.
There are no arrangements or understandings between Dr. Peng and any other persons pursuant to which he was appointed President and Head of Research and Development. There are also no family relationships between Dr. Peng and any director or executive officer of the Company and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
In connection with Dr. Peng’s appointment as President and Head of Research and Development, the compensation committee of the Board approved an increase to his 2019 base salary to $450,000 and an increase to his 2019 bonus opportunity to 50% of his increased 2019 base salary. In addition, the compensation committee of the Board intends to grant Dr. Peng an option to purchase 50,000 shares of the Company’s common stock at an exercise price equal to the fair market value on the date of grant, subject to the terms and conditions of the Company’s 2018 Equity Incentive Plan. The option will vest upon satisfaction of certain performance goals determined by the Board or the compensation committee of the Board. The compensatory and other material terms of Dr. Peng’s employment agreement with the Company, dated January 1, 2018, and his participation in the Company’s Change of Control and Severance Policy (the “Severance Policy”), will remain unchanged except as revised pursuant to the compensation committee’s actions described above. For additional information regarding Dr. Peng’s compensation and the terms of his employment agreement and the Severance Policy, please see “Item 11. Executive Compensation” of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the Securities and Exchange Commission on March 18, 2019.
In connection with the cessation of Dr. Litton’s employment and pursuant to the terms of the Severance Policy, Dr. Litton is eligible to receive continued payments totaling 75% of his current annual base salary of $415,000 over a period of nine months and payment or reimbursement of continued health coverage for himself and his dependents under COBRA for a period of up to nine months. Dr. Litton’s receipt of the foregoing severance benefits is subject to his continued compliance with the terms of his at-will employment, confidential information, invention assignment, and arbitration agreement and his execution and non-revocation of a separation agreement and release of claims (the “Separation Agreement”), which agreement is expected to include a release of claims and certain customary confidentiality, non-solicitation, non-competition and non-disparagement provisions. The Separation Agreement must become effective and irrevocable no later than the 60th day following Dr. Litton’s cessation of employment in order for Dr. Litton to qualify for the foregoing severance benefits. The foregoing description of the Separation Agreement is only a summary of its material terms and does not purport to be complete. A copy of the Separation Agreement, if executed, will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019.
A copy of the press release announcing Dr. Peng’s appointment is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press release dated April 18, 2019

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 18, 2019	ALPINE IMMUNE SCIENCES, INC.

	By:	/s/ Paul Rickey
	Name:	Paul Rickey
	Title:	Senior Vice President and Chief Financial Officer